March 11, 2002

Mr. Richard M. Kessel
Chairman
Long Island Power Authority
333 Earle Ovington Boulevard
Uniondale, NY 11553

Re: Agreement In Principle Regarding Extension of Generation Purchase Right Agreement

Dear Mr. Kessel:

         This letter memorializes our agreement in principle to extend, for a period of thirty (30) months, the time in which the Long Island Power Authority ("LIPA") may exercise its right (the "Right") under the Generation Purchase Right Agreement between LIPA and KeySpan Corporation ("KeySpan") to purchase all of KeySpan's interests in KeySpan Generation, LLC ("Genco"). Under the agreement in principle, the Right would be exercisable during a period beginning on November 29, 2004 and ending on May 28, 2005, provided that if the Right is exercised during that period, any election by LIPA to operate the generating facilities itself or by an affiliate would not be effective prior to May 28, 2005.

         LIPA and KeySpan have also agreed in principle that:

1. The Management Services Agreement between LIPA and KeySpan will be extended for a period of thirty (30) months, and will expire on November 30, 2008.

2. KeySpan and LIPA will discuss in good faith such other issues as each party deems material to its interests, with the understanding that both parties, consistent with their respective economic interests and public service obligations, have an interest in enhancing competition in the electric generating industry on Long Island in an environmentally responsible manner. In that regard, KeySpan and LIPA will promptly undertake an evaluation of specific measures designed to enhance competition within the electric generating industry on Long Island and reduce retail electricity rates. The evaluation shall include analyses of (i) repowering existing generating assets on Long Island to improve their efficiency and to lower costs and emissions;
          (ii) sale of all or part of certain generating assets to LIPA or to third parties to enhance competition on Long Island; (iii) joint development

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          of new  generating  capacity on Long Island,  including such alternate energy sources as renewables, efficiency technologies and distributed generation, and (iv) such other issues as may be appropriate under the circumstances.


         The parties acknowledge that these are agreements in principle subject to further discussions, and agree that such discussions shall proceed expeditiously and in good faith with the objective of having amended contracts reflecting these agreements in principle ready for submission for the approval of the Board of Trustees of LIPA and the Board of Directors of KeySpan not later than March 26, 2002. The parties understand that the proposed amendments may be subject to certain governmental approvals . The parties agree that they will address the issues related to the approval process in the definitive agreements

         If I have properly set forth our agreements in principle, please acknowledge by signing in the space provided below.

         We look forward to working with you toward a definitive agreement on the subjects addressed herein.


                                                              Very truly yours,


                                                              Robert B. Catell
                                                              Chairman and CEO

Acknowledged and Agreed